Exhibit 99

Competitive Companies, Inc. Changing Delivery System

Monday October 16, 2:15 pm ET

RIVERSIDE, Calif., Oct. 16, 2006 (PRIMEZONE) -- Competitive Companies, Inc. (CCI) (OTC BB:CCOP.OB - News) announced today that it is going to change its delivery systems to a fully duplex system in advance of Waylinks, Inc. deployment of its much anticipated antenna system. The actual deployment is scheduled to take place January, 2007.

CCI has a contract to lease the first 20,000 antennas that are being developed by Waylinks. With the FCC eliminating the sharing requirements on wireline broadband services for Internet Service Providers (ISPs) CCI is in a truly remarkable position to grow its customer base with minimal cost for deployment. The Waylinks antenna will allow CCI to deliver telephone, high speed internet, and television service to the ISPs to resell to their existing customer bases.

This is an untapped market for the company. The Company's customer base will now be able to grow immediately by thousands of new customers virtually overnight. The long term growth in each market place actually can reach the entire population base of the community itself.

The company is also looking at further expansion with other apartment complex owners, as well as other mass marketing specialty communications companies.

Competitive Companies is a Nevada corporation providing telephone, Cable TV and high-speed internet service to over 3,000 people living in apartment complexes in California, Alabama and Mississippi. The Company is headquartered in Riverside, California.

If any one would like to be put on the companies email list for immediate distribution of its press releases please contact the companies Chief Information Officer at jlwoods@cocoinc.net

Forward-Looking Statements

This press release contains statements that are ``forward-looking'' and are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995 and federal securities laws. Generally, the words ``expect,'' ``intend,'' ``estimate,'' ``will'' and similar expressions identify forward-looking statements. By their very nature, forward-looking statements are subject to known and unknown risks and uncertainties that may cause our actual results, performance or achievements, or that of our industry, to differ materially from those expressed or implied in any of our forward-looking statements. Statements in this press release regarding the Company's business or proposed business, which are not historical facts, are ``forward-looking'' statements that involve risks and uncertainties, such as estimates and statements that describe the Company's future plans, objectives or goals, including words to the effect that the Company or management expects a stated condition or result to occur. Since forward-looking statements address future events and conditions, by their very nature, they involve inherent risks and uncertainties. Actual results in each case could differ materially from those currently anticipated in such statements. Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made.

Contact:

Competitive Companies, Inc.
Jerry Woods
270-763-9129 jlwoods@cocoinc.net